Exhibit 10.5
EXECUTION COPY
EMPLOYMENT AGREEMENT
     AGREEMENT, dated the 17th day of October 2006 (“the Effective Date”) between SafeNet, Inc., a Delaware corporation (the “Company”) with offices at 4690 Millennium Drive, Belcamp, MD and John W. Frederick (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive wish to enter into an employment and compensation arrangement on the following terms and conditions;
1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Senior Vice President and Chief Accounting Officer during the Employment Period (as defined in Section 6), and interim Chief Financial Officer for such period as may be directed by the Company’s board of directors, to perform such acts and duties consistent with the Executive’s position and furnish such services to the Company and its affiliates and related parties as the Company’s Board of Directors and Chief Executive Officer shall from time to time direct. The Executive hereby accepts such employment and agrees to devote his full time and best efforts to such duties, provided that, subject to approval by the Company’s Board of Directors (which approval shall not be unreasonably withheld), the Executive may engage in other business activities which (i) involve no conflict of interest with the interest of the Company and (ii) do not materially interfere with the performance by the Executive of his duties under this Agreement.
2. Base Salary. For services rendered to the Company during the term of this Agreement, the Company shall compensate the Executive with an initial base salary, payable in bi-weekly installments, of Two Hundred Sixty Five Thousand Dollars ($265,000) per annum. Such base salary shall be effective as of the Effective Date and shall be reviewed on or before April 1 of each year of the Employment Period (as defined below). Notwithstanding the foregoing, in no event shall the Executive’s base salary for any year be less than his salary for the prior year.
3. Incentive Compensation; Stock Options.
     a. The Executive shall also be entitled to annual incentive cash compensation with a target of no less than fifty percent (50%) of his base salary (described in Section 2, above) in effect as of the last day of the applicable fiscal year if sales objectives and any other annual objectives specified by the Chief Executive Officer are achieved. The nature and extent of such incentive compensation shall be determined by the Chief Executive Officer and shall be paid to the Executive no later than two and one-half (2 1/2) months after the end of the fiscal year to which such incentive compensation relates.
     b. Additional awards of long term incentive compensation, which may include cash, stock or stock options, or other equivalent long term incentive compensation, may be awarded annually as approved by the Compensation Committee.

     c. As soon as administratively feasible after the Effective Date, the Company shall grant to Executive an option, pursuant to the SafeNet, Inc. 2001 Omnibus Stock Plan or any successor thereto (the “Stock Plan”), to purchase 40,000 shares of the Company’s common stock. (Such option grant shall be in addition to the option granted to the Executive on June 28, 2006, to purchase 20,000 shares of the Company’s common stock.) The option granted pursuant to this Section 3.c shall have a per-share strike price equal to the closing price of a share of the Employer’s common stock as of the date of the grant and shall vest over a period of four (4) years from the date of grant, at the rate of 25% per year.
     d. If the Executive’s employment is terminated (i) on account of his death or Disability, (ii) by the Company for any reason other than for Cause or (iii) by the Executive for Good Reason:
     (x) All stock options and other awards granted to the Executive pursuant to the Stock Plan that are not yet vested shall become fully vested; and
     (y) Each stock option, stock appreciation right or similar award granted to the Executive shall remain exercisable until the earlier of (A) the third anniversary of the Termination Date or (B) the date on which the option, right or other award terminates pursuant to the terms of the applicable Stock Plan.
     In the event any provision in this Section 3.c. and Section 3.d. is inconsistent with a provision in a stock option or other incentive award agreement entered into on or after the Effective Date, the provision in this Section 3.c. and Section 3.d. shall govern, unless expressly provided otherwise.
4. Benefits. During the term of the Executive’s employment with the Company, the Executive shall be eligible to receive such employee benefits as are provided to other similarly situated executive officers of the Company, including family medical and dental, disability and life insurance, and participation in pension and retirement plans, incentive compensation plans, stock option plans and other benefit plans, in each case in accordance with the terms of the applicable plans, as in effect from time to time. During the term of the Executive’s employment with the Company, the Company may provide or cause to be provided to the Executive such additional benefits as the Company may deem appropriate from time to time. The Company shall also provide the Executive with the use of an automobile at Company expense, consistent with the Company’s automobile policy or practice for senior executives as in effect from time to time.
5. Vacation. The Executive shall be entitled to annual vacations in accordance with the Company’s vacation policies in effect from time to time for executive officers of the Company, provided that the Executive shall be entitled to no less than three (3) weeks’ vacation per annum.
6. Employment Period. The “Employment Period” shall commence on the Effective Date and shall continue for three (3) years thereafter. The Employment Period shall be automatically renewed for an additional 12 months at the end of the initial 3-year period and on each anniversary thereof unless either party provides written notice to the other party no less than 30 days prior to the date of any such scheduled renewal of its or his intention not to renew the Employment Period. For the avoidance of doubt, a decision by the Company not to renew the Employment Period (absent Cause) shall be treated as a termination of the Executive’s employment without Cause.

7. Termination.
     a. Executive’s employment with the Company shall be “at will.” Either the Company or the Executive may terminate this Agreement and Executive’s employment at any time, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination, subject to Section 8 of this Agreement.
     b. “Good Reason” shall mean (i) death; (ii) Disability (as defined below); (iii) substantial diminution in the Executive’s duties and/or responsibilities (including but not limited to a diminution in title, or an adverse change in reporting structure); (iv) relocation of the Company’s headquarters or the Executive’s principal place of employment to a location outside the Baltimore metropolitan area (“Headquarters Relocation”); or (v) reduction of the Executive’s base salary to a level below that specified in Section 2 hereof.
     c. “Cause” shall mean (i) the Executive’s willful, repeated or grossly negligent failure to perform his duties hereunder or to comply with any reasonable or proper direction given by or on behalf of the Company’s Board of Directors if such failure has not been substantially cured within ten (10) days after the Executive receives written notice of the alleged failure; (ii) the Executive being guilty of illegal conduct or serious misconduct on the Company’s premises or elsewhere, whether during the performance of his duties or not, if the Executive’s continued employ with the Company would cause financial or reputational harm to the Company or prejudice the Company’s interests; (iii) the Executive’s being convicted of, or pleading no contest to, any act of fraud, theft or dishonesty, or any intentional tort against the Company; or (iv) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement, which violation remains uncured for greater than ten (10) days after Executive’s receipt of formal written notice of such violation.
     d. “Disability” shall mean a physical or mental impairment that, in the good faith determination of the Board of Directors of the Company, renders the Executive unable to render services of the character contemplated hereby, if such inability is expected to (i) be permanent or (ii) continue for either (A) a period of either three (3) or more consecutive months or (B) shorter periods totaling more than six (6) months during any period of twelve (12) consecutive months.
     e. “Termination Date” shall mean (i) if the Executive’s employment is terminated on account of death, the date of death; (ii) if the Executive’s employment is terminated for Disability, the date established by the Company pursuant to Section 7.d. hereof; (iii) if the Executive’s employment is terminated by the Executive, the date the Executive thereafter ceases work; or (iv) if the Executive’s Employment Period expires the last day of such Employment Period.

8. Severance.
     a. If the Company terminates the employment of the Executive without Cause, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive, subject to receipt by the Company of an executed release and waiver of claims (that has not be revoked during any applicable revocation period) in a form that is mutually acceptable to the Company and the Executive, a lump sum payment equal to: (i) the Executive’s salary and target incentive compensation and vacation accrued through the Termination Date, plus (ii) an amount equal to the Executive’s annual base salary pursuant to Section 2, above, as in effect immediately prior to the Termination Date (or immediately prior to any reduction of the Executive’s base salary, if applicable). The Company shall make the lump-sum severance payment pursuant to this section, in full, within 30 days of the Termination Date.
     b. If the Executive voluntarily terminates his employment other than for Good Reason, then, subject to receipt by the Company of an executed release and waiver of claims (that has not be revoked during any applicable revocation period) in a form that is mutually acceptable to the Company and the Executive, the Executive shall be entitled to receive a lump-sum payment equal to the Executive’s salary and vacation accrued through the Termination Date plus an amount equal to one-half of the Executive’s annual base salary pursuant to Section 2, above, as in effect immediately prior to the Termination Date. Subject to paragraph f, below, the Company shall make such lump-sum payment within 30 days of the Termination Date.
     c. If the Executive’s employment is terminated by the Company for Cause, then the Executive shall be entitled to receive salary and vacation accrued through the Termination Date only.
     d. To the extent COBRA shall be applicable to the Company or as otherwise provided by law, the Executive shall be entitled to continuation of group health plan benefits following the Termination Date if the Executive makes the appropriate conversion and payments. In the event the Company terminates the employment of the Executive without Cause, or the Executive terminates his employment for Good Reason, the Company shall pay such COBRA premiums for a period of twelve (12) months from the Termination Date, except to the extent that Executive earlier becomes eligible for equivalent employer paid benefits as a result of any new employment.
     e. The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, any applicable stock option agreement or other award agreement under the Stock Plan or similar plan, or any employee benefit plan other than a severance plan.
     f. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) (concerning payments to specified employees), the lump-sum payments described in paragraphs a and b, above, and any payments pursuant to Section 18, below, shall be made on the first day of the seventh month that begins after the Termination Date. Interest shall accrue on any such payment from the Termination Date to the date of payment at an annual rate (compounded monthly) equal to the Prime Rate in effect on the Termination Date, as published in The Wall Street Journal.

9. Expenses. The Company shall pay or reimburse the Executive for all expenses reasonably incurred by him in furtherance of his duties hereunder and authorized and approved by the Company in compliance with such rules relating thereto as the Company may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rule and regulations adopted pursuant thereto now or hereafter in effect. Executive shall be reimbursed for business-class air travel for flights in excess of five (5) hours in connection with business travel related to the execution of his duties.
10. Relocation and Temporary Housing. Until the 60th day after the earlier of (i) the date the company files restated financial statements with the Securities and Exchange Commission in connection with the options investigation currently underway or (ii) the Termination Date, the Company shall provide mutually agreeable housing for the Executive in the Baltimore area, plus such additional amounts as necessary to pay any federal, state, or local income, employment and other taxes incurred with respect to the housing provided pursuant to this Section 10 and to place the Executive in the same after-tax position as he would be in if such housing were not subject to any tax. If the Executive voluntarily terminates his employment for other than Good Reason prior to June 28, 2007, he shall reimburse the Company for his relocation bonus provided pursuant to this Section 10; provided that any such reimbursement obligation shall be waived upon a Change of Control.
11. Facilities and Services. The Company shall furnish the Executive with office space, secretarial, support staff and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.
12. Mitigation Not Required. In the event the Executive’s employment is terminated, the Executive shall not be required to mitigate amounts payable pursuant hereto by seeking other employment or otherwise. The Executive’s acceptance of any such other employment shall not diminish or impair the amounts payable to the Executive pursuant hereto, except as provided in 8.d, above.
13. Place of Performance. The Executive shall perform his duties primarily in Belcamp, Maryland or locations within a reasonable proximity thereof, except for reasonable travel as the performance of Executive’s duties may require.
14. Insurance and Indemnity. During the Employment Period, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance covering the Executive and all other executive officers and directors in an amount of not less than $3,000,000 per officer and/or director. The Company shall also indemnify the Executive, to the fullest extent permitted by law, from any liability asserted against or incurred by the Executive by reason of the fact that the Executive is or was an officer or director of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise, including reasonable attorneys fees incurred by Executive. This indemnity shall survive termination of this Agreement.

15. Noncompetition.
     a. The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise that is engaged in the business of distributing, selling or otherwise trading in products or services that are competitive to any products or services distributed, sold or otherwise traded in by the Company or any of its subsidiaries during the term of the Executive’s employment with the Company, or which are competitive to any products or services being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries during the term of the Executive’s employment with the Company. In addition, the Executive agrees, if he is employed by the Company as of December 31, 2007, that for a period of two years after the end of the Employment Period (unless the Company materially breaches the terms of this Agreement or fails to pay to the Executive all sums due him under the terms hereof, in which event the following shall be inapplicable), the Executive shall observe the covenants set forth in this Section 15 and shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which distributes, sells, or otherwise trades in computer network security products or other products which are competitive to any products or services being developed, distributed, sold, or otherwise traded in by the Company or any of its subsidiaries, during the Employment Period, or being actively developed by the Company or any of its subsidiaries during the Employment Period with a bona fide intent to market same. Executive further agrees, for such two-year period following the Termination Date to refrain from directly or indirectly soliciting Company’s vendors, customers or employees.
     b. The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 15 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of the this Section 15 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.
16. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions which he shall conceive or make during the Employment Period or during the period of six (6) months after the Termination Date which, in whole or in part, are the result of his work with the Company. Such disclosure is to be made promptly after each discovery or conception, and the discovery, idea concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon request and at the expense of the Company, the Executive shall make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and to assign all such applications to the Company, or at its order, forthwith, without additional payment by the Company during his period of employment and for reasonable compensation for time actually spent by the Executive at such work at the request of the Company after the termination of the employment. He is to give the Company, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, to execute all papers and do all things that may be reasonably necessary to protect the right of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Such cooperation shall also include all actions reasonably necessary to aid the Company in the defense of its rights in the event of litigation; provided that the Executive shall be reasonably compensated for time spent after the Termination Date, and shall be reimbursed for all reasonable expenses that he incurs.

17. Trade Secrets.
     a. In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical and commercial information, records, data specifications, systems, methods, plans, policies, inventions, material and other knowledge (“Confidential Material”) owned by the Company and its subsidiaries. The Executive recognizes and acknowledges that included within the Confidential Material are the Company’s confidential commercial information, technology, methods of manufacture, designs, and any computer programs, source codes, object codes, executable codes and related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) that is in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 17 if the Executive shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any confidential material.
     b. The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.
18. Payment and Other Provisions After Change of Control.
     a. In the event a Change of Control occurs within twenty-four (24) months after the Effective Date, the Company shall pay to the Executive a lump-sum bonus of One Hundred Fifty Thousand Dollars ($150,000). Such amount shall be paid upon the closing of the Change of Control.
     b. At least seven days prior to any Change of Control, the entity that will have majority control of the Company immediately after such Change of Control shall offer the Executive the opportunity to be the Chief Financial Officer of the Company, subject to the terms of this Agreement. If such entity does not offer the Executive the opportunity to be the Chief Financial Officer of the Company or the Executive’s responsibilities status and/or responsibilities at any time after such Change of Control are reduced to a level below what would ordinarily apply for a Chief Financial Officer (or any other event described in Section 7.b occurs), the Executive shall be deemed to have Good Reason to terminate this Agreement and his employment, and to receive severance in accordance with this Section 18.

     c. In the event the Executive’s employment with the Company is terminated within two years following the occurrence of a Change of Control either (x) by the Company for any reason other than for Cause, or (y) by Executive for Good Reason (but not including termination on account of death or Disability), then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 8, subject to receipt by the Company of an executed release and waiver of claims (that has not be revoked during any applicable revocation period) in a form that is mutually acceptable to the Company and the Executive, the following:
          (i) Base Salary: A lump sum equal to Executive’s annual base salary as in effect at the date of termination, multiplied by three (3), shall be paid at the time described in paragraph d, below;
          (ii) Target Incentive Compensation: A lump sum equal to the Executive’s target incentive compensation pursuant to Section 3, above, for the fiscal year in which the date of termination occurs, multiplied by three, shall be paid at the time described in paragraph d, below.
     d. Subject to Section 8.f, above, the payments described in paragraph c, above, shall be made within four (4) weeks after the Termination Date. Prior to any Change of Control, to the extent permitted under Section 409A of the Code, the Company shall set aside in a rabbi trust sufficient funds to cover all amounts that are or might be payable after such Change of Control pursuant to this Section 18. Subject to the claims of the Company’s general creditors, such rabbi trust shall be irrevocable except upon the earlier to occur of (i) the first day after the second anniversary of the Change of Control or (ii) the payment to the Executive of all amounts owed to him under this Section 18, as acknowledged in writing by the Executive.
     e. For purpose of this Agreement, the term “Change of Control” shall mean:
          (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) (any of the foregoing described in this Paragraph 18.e(i) hereafter a “Person”) of 50% or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any or its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 50% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same portion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

          (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or
          (iii) Approval by shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or
          (iv) (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of respectively, the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.
     f. The following shall apply in the event of any payment or distribution from the Company to the Executive under Section 8 or this Section 18.
          (i) Excise Tax. If any payment or distribution by the Company to the Executive or for the Executive’s benefit, any right thereto, or the acceleration of the time of any payment or distribution or vesting of any deferred compensation, stock option, restricted stock or other equity grant whether pursuant to the terms of this Agreement or otherwise, (a “Payment”) constitutes a parachute payment within the meaning of Section 280G(b)(2) of the Code and is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”) the Company will make an additional payment (a “Gross-Up Payment”) to the Executive in an amount such that, after payment by the Executive of all taxes (including, any interest or penalties imposed with respect to such taxes) including, without limitation, any federal, state or local income and employment taxes and the Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

          (ii) Determination of Gross Up Payment. Subject to the provisions of subparagraph (iii) below, all determinations under this Section 18.f., including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, will be made by a national certified public accounting firm (the “Accounting Firm”) selected by the Company. The Accounting Firm shall provide detailed supporting calculations to both the Executive and the Company within fifteen (15) days after the later of the date of the Change of Control (or any other change in ownership or effective control of the Company that triggers application of the Excise Tax) or the date of the termination of employment of the Executive with the Company. All fees and expenses of the Accounting Firm will be borne solely by the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which is reasonably expected to result from the deduction of such state or local taxes if paid in such year (determined, however, with regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income). The initial Gross-Up Payment determined pursuant to this paragraph (ii) will be paid to the Executive by the Company within five (5) days after it receives the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will furnish the Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm will be binding on both the Executive and the Company. Notwithstanding the foregoing, as a result of uncertainty in applying Section 4999 of the Code, it is possible that the Company will not have made Gross-Up Payments that it should have made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to paragraph (iii) hereof and the Executive is thereafter required to pay any Excise Tax, the Accounting Firm will determine the amount of the Underpayment, inform the Executive and the Company in writing of the Underpayment, and, within five (5) days of receiving such written report, the Company will pay the amount of such Underpayment to the Executive.
          (iii) Notice and Payment of Excise Tax. The Executive must notify the Company in writing of any claim by the Internal Revenue Service that if successful, would require the payment by the Company of the Gross-Up Payment. The Executive must give such notification as soon as practicable but not later than fifteen (15) days after the Executive is informed in writing of such claim and the notification must apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive agrees to not pay such claim before the expiration of thirty (30) days following the date on which the Executive give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such is due). If the Company notifies the Executive in writing before the expiration of such 30-day period that it desires to contest such claim, the Executive must (1) give the Company any information reasonably requested by the Company relating to such claim, and (2) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company; provided, however, that the Company will directly pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. The Company will control all proceedings in connection with such contest and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any appropriate administrative tribunal or court, as the Company may determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund or the Executive reasonably determines that it is necessary to pay such claim in order to avoid undue stress or harm to his reputation or dignity, the Company will advance to the Executive the amount of such payment, on an interest-free basis, and will indemnify and hold the Executive harmless, on an after-tax basis, from any tax, including interest or penalties, imposed with respect to such advance. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive will be entitled to settle or contest any other issue.
          (iv) Refund of Excise Tax. If, after the Executive receives an advance by the Company pursuant to paragraph (iii) hereof, the Executive becomes entitled to receive a refund claimed pursuant to such paragraph (iii), the Executive will (subject to the Company’s complying with the requirements of such paragraph (iii)) promptly pay to the Company the amount of such refund (together with any interest thereon, after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to paragraph (iii) hereof, a determination is made that the Executive will not be entitled to any refund claimed pursuant to such paragraph (iii), and the Company does not notify the Executive in writing of its intent to contest such denial or refund before the expiration of thirty (30) days after such determination, the Executive will not be required to repay such advance, and the amount of such advance shall offset, to the extent thereof, the amount of the required Gross-Up Payment.
19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.
20. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the employment relationship between Company and the Executive, and supersedes any prior agreements relating to such relationship, including any change of control agreement, and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

21. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.
22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
23. Governing Law; Arbitration.
     a. Subject to paragraph a, below, this Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Delaware applicable to contracts executed and to wholly performed within such state, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
     b. This Agreement shall be construed, administered and interpreted in accordance with a good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004, with the intent to avoid any adverse tax for the Executive. If the Company or the Executive determines that any provision of this Agreement is or might be inconsistent with such provisions (including any administrative guidance issued thereunder), the parties shall make their best efforts in good faith to agree to such amendments to this Agreement as may be necessary or appropriate to comply with such provisions.
     c. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in Baltimore, Maryland, or in such other place as the parties hereto may agree.
24. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.
25. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall be in full force and effect and shall in no way be affected, impaired or invalidated.
26. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be and original, but all of which together will constitute on and the same Agreement.

     IN WITNESS WHEREOF, SAFENET, INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

SAFENET, INC.

By	/s/ Bruce Thaw

Name: Bruce Thaw
Title: Director
/s/ John W. Frederick

John W. Frederick

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